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                                                                   EXHIBIT 99.1

COMPANY PRESS RELEASE

Summit and Viewlogic Announce Merger Agreement

Merger to Spearhead New Era of Design Productivity

Viewlogic's Herman to Lead Company

BEAVERTON, Ore. and MARLBORO, Mass.--(BUSINESS WIRE)--Sept. 16, 1999--Summit Design, Inc. (Nasdaq:SMMT - news) and Viewlogic Systems, Inc., a privately held company, today announced they have entered into a definitive merger agreement. Both companies are in the Electronic Design Automation (EDA) industry and provide software and services to engineers who design electronic systems and products sold by the computer, communications, aerospace/defense, automotive and consumer electronic markets.

The combined company will offer customers a broad range of software and services for designing electronic systems and products, from initial concept through implementation. Summit is a leading provider of mixed-language design creation and verification tools targeted at system-on-chip design. Viewlogic provides a comprehensive family of integrated eProduct (electronic product) design software and services to enterprises that create advanced electronic systems.

The acquisition has been structured as a stock-for-stock merger, in which a total of approximately 16.2 million Summit shares will be issued in exchange for all outstanding shares of Viewlogic. Summit will also assume Viewlogic options exercisable for up to approximately 2.0 million Summit shares. There will be no adjustment to the merger consideration for changes in Summit stock price prior to closing. Summit and Viewlogic intend to rename the merged company after closing. The merger will be accounted for as a purchase.

Management Make-Up

Will Herman, president and CEO of Viewlogic, will become chairman, president and CEO of the combined company, and Rick Lucier, Chief Operating Officer of Viewlogic, will retain his current role in the combined company. Guy Moshe will be senior vice president, and general manager of Israel Operations. William Botts, chairman and interim CEO of Summit, will serve on the board of directors. The company's corporate headquarters will be located in Marlboro, Mass., where Viewlogic is based.

Broad Choice of Design Tools

Botts said the merger will benefit the companies' large installed base of approximately 50,000 users worldwide. "Combining Summit and Viewlogic into one company will enable customers to choose from a rich suite of software tools and services that can be deployed in multiple design environments to meet rigorous system design requirements," he said.

eProduct Design Automation

Herman said the combined company plans to foster a new era of design productivity by helping customers address both process and design complexity issues that impact eProduct competitiveness. "We plan to deliver eProduct Design Automation solutions that enable engineers to deal with concept, design and verification issues covering the entire process of creating eProducts. These solutions are intended to eliminate costly bottlenecks downstream in the design process. I like to think of it as engendering `success-to-market' - enabling our customers to get there first with a differentiated product."

Herman said these eProduct Design Automation solutions will add "a bold, new dimension to our First-to-Market.com business program that is designed to help companies around the world optimize their eProduct development process for increased profitability and competitiveness."


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Corporate Histories

Summit was founded in February 1994 through the merger of Test Systems Strategies, Inc. (TSSI) and SEE Technologies, and went public in 1996. Viewlogic Systems, Inc., was formed in 1984 with Herman as a founder. The company went public in 199l and was acquired by Synopsys, Inc., in December 1997. Its products were consolidated into the Simulation Systems Group and Viewlogic Systems Group. In a management-led buyout, Herman, with private venture capital and bank debt, purchased the system-level design portion of Viewlogic's business from Synopsys in October 1998. Viewlogic Systems, Inc., was re-created at that time and became a privately held company.

Prior to leading Viewlogic, Herman was president of Scopus Technology, Inc., a database applications company, and president and CEO of Silerity, Inc., a computer-aided engineering software company.

Market Thrust

Viewlogic and Summit currently employ a total of approximately 460 people worldwide. The combined company will market software tools and services to companies through direct sales, distributors and telesales in the U.S., Europe, Japan and the Pacific Rim.

Transcendent Acquisition

The merged company also will include Transcendent Design Technology, Inc., which was acquired by Viewlogic on August 10th. That acquisition provides electromechanical design and analysis solutions, and additional consulting services. Transcendent's products are used by leading automotive, aerospace and industrial companies to design wire harness and cable systems.

Merger Approval

The merger, approved by the boards of directors at both companies, requires the approval of each company's shareholders and is subject to other customary conditions. The transaction is intended to qualify as a tax-free reorganization. Summit expects a one-time charge related to certain acquisition and related expenses in the quarter in which the transaction closes.

About Summit Design

Summit Design, Inc. (Nasdaq:SMMT - news) is a leading international supplier of engineering software products in the areas of high-level design creation, analysis, verification, and optimization. Some of the world's top electronics companies use Summit products to increase engineering productivity, decrease time to market, and improve the quality of their products.

Summit Design is headquartered in Beaverton, Oregon, with offices in North America, Europe and the Pacific Rim. For more information, visit www.summit-design.com.

About Viewlogic

Viewlogic Systems, Inc., based in Marlboro, Mass., develops, markets and supports a comprehensive family of integrated eProduct design software and services for advanced electronic systems. Viewlogic defines eProducts as products that are differentiated by their electronic content. Viewlogic is a privately held company with offices in North America, Europe and the Pacific Rim. Additional information on Viewlogic and its products can be found on the company web site at: www.viewlogic.com.

Forward-Looking Statements

Except for any historical information presented herein, matters discussed in this press release may constitute forward-


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looking statements that involve risks and uncertainties. Therefore, actual outcomes or future results could differ materially from those presented herein. Factors that could cause or contribute to such differences include, but are not limited to, obtaining stockholder approval and satisfaction of the other conditions to closing, as well as the ability of the companies to successfully integrate their operations, and those factors discussed from time to time in the companies' public reports filed with the Securities and Exchange Commission.

Editor's note: All trademarks are the property of their respective owners.

Contact:

Editorial Contacts

North America:
Ed Canty
508.303.5291
ecanty@viewlogic.com
or
Sarah Miller
508.303.5254
smiller@viewlogic.com
or
Al Koob
503.526.6383
akoob@sd.com
or
Europe/Middle East:                    Asia Pacific:
Dick Selwood                           Junko Kaneko
+44(0) 1962 853 781                    03(3364)5531
dick@winterb.demon.co.uk               junko@e-e.co.jp